SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

Cima Labs Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1
ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
STOCK OPTION GRANTS AND EXERCISES
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
EMPLOYMENT AGREEMENTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
CERTAIN TRANSACTIONS
OTHER MATTERS
EXHIBIT A

CIMA LABS INC.
10000 Valley View Road
Eden Prairie, Minnesota 55344

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2002

TO THE STOCKHOLDERS OF CIMA LABS INC.:

     Notice is hereby given that the Annual Meeting of Stockholders of CIMA LABS INC., a Delaware corporation (the “Company”), will be held on Wednesday, June 5, 2002 at 3:00 p.m., local time, at the offices of the Company at 10000 Valley View Road, Eden Prairie, Minnesota 55344, for the following purposes:

1.	To elect six directors to serve until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2002; and

3.	To transact such other business as may properly come before the meeting.

     The Board has fixed the close of business on Monday, April 8, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ David A. Feste David A. Feste Secretary

Eden Prairie, Minnesota
April 15, 2002

     Your Proxy is important to ensure a quorum at the meeting. You are cordially invited to attend the meeting in person. However, whether or not you expect to attend the meeting, please complete, date, sign and mail the enclosed Proxy in the postage-paid envelope that is provided. The Proxy may be revoked by you at any time prior to being exercised, and returning your Proxy will not affect your right to vote in person if you attend the meeting and revoke the Proxy. Please note, however, that if you are a stockholder whose shares are not registered in your name and you wish to vote at the meeting, you will need to obtain evidence of your ownership or a Proxy issued in your name from the broker, bank or other nominee who is the stockholder of record for the shares that you own.

CIMA LABS INC.
10000 Valley View Road
Eden Prairie, Minnesota 55344

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

June 5, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of CIMA LABS INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, June 5, 2002, at 3:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, 10000 Valley View Road, Eden Prairie, Minnesota 55344. The Company intends to mail this Proxy Statement and accompanying Proxy card on or about April 18, 2002 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

     Only holders of record of Common Stock at the close of business on April 8, 2002 will be entitled to notice of and to vote at the Annual Meeting. At the close of business April 8, 2002, the Company had issued and outstanding, and entitled to vote 14,149,929 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

     Any person giving a Proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive offices,

10000 Valley View Road, Eden Prairie, Minnesota 55344, a written notice of revocation or a duly executed Proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a Proxy.

Stockholder Proposals

     Proposals of stockholders that are intended to be presented at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company not later than December 5, 2002 in order to be included in the Proxy Statement and Proxy relating to that Annual Meeting.

     Under the Third Restated Bylaws of the Company (the “Bylaws”), stockholder proposals to be brought before any meeting of stockholders or nominations of persons for election as a director at any meeting of stockholders must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice by the stockholder must be delivered or received at the Company’s principal executive offices not less than 90 days before the first anniversary of the preceding year’s annual meeting, or, for the 2003 Annual Meeting of Stockholders, by March 7, 2003. If, however, the date of the annual meeting is more than 30 days before or after such anniversary date, notice by a stockholder shall be timely only if delivered or received not less than 90 days before such annual meeting, or, if later, within 10 days after the first public announcement of the date of such annual meeting. The notice must set forth certain information concerning such proposal, such stockholder and the nominees, as specified in the Company’s Bylaws. The presiding officer of the meeting may refuse to acknowledge any proposal or nominations not made in compliance with the foregoing procedure.

PROPOSAL 1

ELECTION OF DIRECTORS

     There are six nominees for the six Board positions authorized by resolution of the Board in accordance with the Company’s Bylaws. Each director to be elected will hold office until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of the Company having been elected by the stockholders, with the exception of Messrs. Chappell and Cosler, who were appointed by the Board in October of 2001.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by Proxy and entitled to vote.

The Board of Directors Recommends a Vote in Favor of Each Named Nominee.

Nominees

     The names of the nominees and certain information about them are set forth below:

Name	Age	Principal Occupation

John M. Siebert, Ph.D.	62	President and Chief Executive Officer of the Company
Terrence W. Glarner	58	Chairman of the Board; President, West Concord Ventures, Inc.
Steven B. Ratoff	59	Private Investor
Joseph R. Robinson, Ph.D.	63	Professor of Pharmacy, University of Wisconsin at Madison
John F. Chappell	65	President of Eponym, Inc.
Steven D. Cosler	46	President and Chief Executive Officer of Priority Healthcare Corporation

     John M. Siebert, Ph.D., has been the President and Chief Executive Officer of the Company since September 1995 and has served as a director of the Company since May 1992. From 1992 to 1995, Dr. Siebert was Vice President, Technical Affairs, at Dey Laboratories, Inc., a pharmaceutical company. From 1988 to 1992, Dr. Siebert worked at Bayer Corporation. Dr. Siebert has also been employed by E.R. Squibb & Sons, Inc., G.D. Searle & Co. and the Procter & Gamble Company. On March 18, 2002, Dr. Siebert announced that he will retire from the Company at the end of 2003. Our Board of Directors has appointed a search committee to identify and recruit a new President and Chief Executive Officer. At the appointment of his successor, Dr. Siebert will become the Chairman of the Board of Directors and will serve as Chairman until December 31, 2003.

     Terrence W. Glarner has served as a director of the Company since July 1990 and has served as the Chairman of the Board since April 1995. Mr. Glarner has been President of West Concord Ventures, Inc., a venture capital firm, since 1993. He also consults with Norwest Venture Capital. Prior to forming West Concord Ventures, Mr. Glarner held various management positions, including President, with North Star Ventures, Inc. Mr. Glarner is a Chartered Financial Analyst. He serves as a director of Aetrium Incorporated, Datakey, Inc., FSI International, Inc., NVE Corporation and SpectraScience, Inc., as well as several privately-held companies.

     Steven B. Ratoff has served as a director of the Company since March 1995. Mr. Ratoff is a private investor. From February 2001 to December 2001, Mr. Ratoff was President and Chief Executive Officer, and a director, of MacroMed, Inc., a privately held drug delivery company. From December 1994 to January 2001, Mr. Ratoff was Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, a consumer products company. Mr. Ratoff serves as a director of Inkine Pharmaceutical Company, Inc.

     Joseph R. Robinson, Ph.D., has served as a director of the Company since 1993. Dr. Robinson is a Professor of Pharmacy, University of Wisconsin at Madison. Dr. Robinson is the past president of the Controlled Release Society and of the American Association of Pharmaceutical Scientists. Dr. Robinson serves as a director of Emisphere Technologies, Inc and MacroMed, Inc., a privately held drug delivery company. He also serves on the scientific advisory boards of several companies.

     John F. Chappell has served as a director since October 2001. Mr. Chappell is President of Eponym, Inc, a venture capital and consulting firm. From 1990 to 2000, he founded and served as Chairman of Plexus Ventures, a consulting firm for business development and strategic transactions. Prior to founding Plexus Ventures, Mr. Chappell served as Chairman, Worldwide Pharmaceuticals for SmithKline Beecham plc (now GlaxoSmithKline plc). Mr. Chappell serves as a director of Salix Pharmaceuticals, Ltd.

     Steven D. Cosler has served as a director since October 2001. Mr. Cosler is President and Chief Executive Officer of Priority Healthcare Corporation, a publicly traded specialty pharmacy and distribution company. From March 2001 to January 2002, Mr. Cosler was President and Chief Operating Officer of Priority Healthcare Corporation. From January 2000 to March 2001, Mr. Cosler was Executive Vice President and Chief Operating Officer of Priority Healthcare Corporation. From August 1997 to January 2000, Mr. Cosler was Executive Vice President, Pharmacy Division, Priority Healthcare Corporation. Prior to that time, Mr. Cosler was Senior Vice President and General Manager of Priority Healthcare Services, a subsidiary of Bindley Western Industries, Inc. Mr. Cosler also serves as a director of Priority Healthcare Corporation.

Board Committees and Meetings

     During the fiscal year ended December 31, 2001, the Board held eleven meetings. Two non-employee directors, Messrs. Chappell and Cosler, were nominated to and approved by the Board in October 2001. All directors attended at least 75% of the meetings of the Board and of the Committees on which they served during fiscal 2001. The Board has a Compensation Committee, an Audit Committee and a Governance and Nominating Committee. Following is a description of the functions performed by each of the foregoing Committees.

Compensation Committee

     The Compensation Committee (i) determines the amount of compensation for the Chief Executive Officer and President of the Company, (ii) reviews recommendations of the Chief Executive Officer concerning compensation for the other executive officers and incentive compensation, including stock options, for the other employees of the Company, subject to ratification by the Board, and (iii) otherwise administers the Company’s performance compensation and stock option plans. The Compensation Committee is currently composed of four non-employee directors, Messrs. Glarner (Chairman), Chappell and Cosler, and Dr. Robinson. The Compensation Committee held three meetings during the fiscal year ended December 31, 2001.

Audit Committee

     The Company’s Audit Committee is currently composed of three non-employee directors, Messrs. Ratoff (Chairman), Glarner, and Cosler. All members of the Audit Committee are “independent” as that term is defined in the applicable listing standards of The Nasdaq Stock Market. The Audit Committee oversees the Company’s financial reporting process by, among other things, reviewing and reassessing the Audit Committee Charter annually, recommending and taking action to oversee the independence of the independent accountants and selecting and appointing the independent accountants. The Audit Committee met five times during 2001. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, adopted by the Company’s Board of Directors on June 2, 2000, and amended and restated on March 12, 2002. A copy of the current Audit Committee Charter is included as Exhibit A to this Proxy Statement.

Governance and Nominating Committee

     The Governance and Nominating Committee (i) proposes the slate of nominees for Board positions to be elected by the Company’s stockholders at each Annual Meeting and to nominate candidates to fill any vacancies on the Board, (ii) approves management succession plans, and (iii) addresses the Board’s organizational and governance issues. The Governance and Nominating Committee is currently composed of three non-employee directors, Messrs. Chappell (Chairman) and Ratoff, and Dr. Robinson. The Governance and Nominating Committee held one meeting during the fiscal year ended December 31, 2001.

     The Governance and Nominating Committee will consider persons recommended by stockholders in selecting nominees for election to the Board of Directors. Stockholders who wish to suggest qualified candidates should write to: CIMA LABS INC., 10000 Valley View Road, Eden Prairie, MN 55344, Attention: Chairman, Governance and Nominating Committee. All recommendations should state in detail the qualification of such persons for consideration by the Committee and should be accompanied by an indication of the person’s willingness to serve.

REPORT OF THE AUDIT COMMITTEE

     The role of the Company’s Audit Committee, which is composed of three independent non-employee directors, is one of oversight of the Company’s management and the Company’s outside auditors in regard to the Company’s financial reporting and the Company’s controls respecting accounting and financial reporting. In performing its oversight function, the Audit Committee relied upon advice and information received in its discussions with the Company’s management and independent auditors.

     The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the year ended and as of December 31, 2001 with the Company’s management; (ii) discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iii) received the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) has discussed with the Company’s independent accountants the independent accountants’ independence.

     Based on the review and discussions with management and the Company’s independent auditors referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended and as of December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board, and the Board has approved, subject to ratification by stockholders, the selection of the Company’s independent auditors.

The Audit Committee: Steven B. Ratoff, Chairman Terrence W. Glarner Steven D. Cosler

Audit and Non-Audit Fees

     During the year ended December 31, 2001, the Company paid the following fees to Ernst & Young LLP, its independent auditors:

	Financial Information Systems
Audit Fees	Design and Implementation Fees	All Other Fees (1)

$79,000	$0	$143,519

     (1)  Includes tax, compensation and manufacturing systems consulting.

          The Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP is compatible with maintaining the auditors’ independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of March 1, 2002 by: (i) each director; (ii) each executive officer of the Company named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. At March 1, 2002, there were 14,125,169 shares of Common Stock issued and outstanding.

	Beneficial Ownership(1)

	Number of		Percent of
Beneficial Owner	Shares		Total

Janus Capital Corporation	1,088,985	(2)	7.7
100 Fillmore Street Denver, Colorado 80206-4928

Delaware Management Holdings, Inc.	1,003,328	(3)	7.1
2005 Market Street Philadelphia, Pennsylvania 19103

Capital Research and Management Company	817,200	(4)	5.8
and SMALLCAP World Fund, Inc. 333 South Hope Street Los Angeles, California 90071

Pilgrim Baxter & Associates, Ltd.	724,500	(5)	5.1
1400 Liberty Ridge Drive Wayne, Pennsylvania 19087-5593

John M. Siebert, Ph.D.	388,700	(6)	2.7

John Hontz, Ph.D.	172,940	(7)	1.2

David A. Feste	103,833	(8)	*

Terrence W. Glarner	74,957	(9)	*

Steven B. Ratoff	69,155	(10)	*

Joseph R. Robinson, Ph.D.	42,095	(11)	*

John F. Chappell	3,000		*

Steven D. Cosler	1,500		*

All Executive Officers and Directors as a Group (8 persons)	856,180	(12)	5.8

*	Less than one percent.

(1)	Unless otherwise indicated in the footnotes below, this table is based upon information supplied by officers, directors and certain principal stockholders of the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	The number of shares indicated is based upon information reported to the SEC in a Schedule 13G filed by Janus Capital Corporation, Thomas H. Bailey and Janus Global Life Sciences Fund on February 12, 2002.

(3)	Delaware Management Holdings and Delaware Management Business Trust have shared dispositive power with respect to 3,600 shares and sole voting power only with respect to 996,752 and 943,558 shares, respectively. The number of shares indicated is based upon information reported to the SEC in a Schedule 13G filed by Delaware Management Holdings and Delaware Management Business Trust on February 7, 2002.

(4)	The number of shares indicated is based upon information reported to the SEC in a Schedule 13G filed by Capital Research and Management Company and SMALLCAP World Fund, Inc. on February 11, 2002.

(5)	Pilgrim Baxter and Associates, Ltd. has sole voting power with respect to 509,700 shares. The number of shares indicated is based upon information reported to the SEC in a Schedule 13G filed by Pilgrim Baxter & Associates, Ltd. on February 14, 2002.

(6)	Includes 319,000 shares that may be acquired within 60 days of March 1, 2002, pursuant to outstanding options.

(7)	Includes 147,900 shares that may be acquired within 60 days of March 1, 2002, pursuant to outstanding options.

(8)	Includes 94,833 shares that may be acquired within 60 days of March 1, 2002, pursuant to outstanding options.

(9)	Includes 69,517 shares that may be acquired within 60 days of March 1, 2002, pursuant to outstanding options.

(10)	Includes 62,855 shares that may be acquired within 60 days of March 1, 2002, pursuant to outstanding options.

(11)	Includes 42,095 shares that may be acquired within 60 days of March 1, 2002, pursuant to outstanding options.

(12)	Includes an aggregate of 736,290 shares that may be acquired within 60 days of March 1, 2002, pursuant to outstanding options. See footnotes 6 through 11.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that each of Messrs. Chappell and Cosler failed to timely file their initial report of ownership. Neither Mr. Chappell, nor Mr. Cosler owned any shares of Common Stock of the Company at the time their initial reports were due.

EXECUTIVE COMPENSATION

Compensation of Directors

     Each non-employee director of the Company is entitled to receive a quarterly meeting fee of $5,000 (excluding expense reimbursement), regardless of the number of Board or Committee meetings attended. Employee directors are not paid meeting fees. The members of the Board are also eligible for reimbursement for their reasonable expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     In addition to the above fee, non-employee directors of the Company are issued an option to purchase 20,000 shares of Common Stock upon becoming a director of the Company and an option to purchase 7,500 shares of Common Stock following each annual meeting of the Company. Prior to October 4, 2001, non-employee directors automatically received the foregoing options pursuant to the 1994 Directors’ Stock Option Plan (the “Directors’ Plan”). Under the Directors’ Plan, each annual option grant for 7,500 shares of Common Stock is fully exercisable six months after the date of grant, has an exercise price set at 100% of the fair market value of the Common Stock on the date of grant and has a ten-year term. On October 4, 2001, the Board discontinued the Directors’ Plan and since such date, options issued to non-employee directors have been made under the CIMA LABS INC. 2001 Stock Incentive Plan (“2001 Plan”).

     On May 11, 2001, in recognition of their past contributions to the Company, the Board granted to each of Messrs. Glarner and Ratoff, and Dr. Robinson (each of the non-employee directors at such time) an option to purchase 10,000 shares of Common Stock from the 2001 Plan. The exercise price for these options is 100% of the fair market value of the Common Stock on the date such options are granted and have a ten-year term. Under the terms of their option agreement, the option granted to Messrs. Glarner and Ratoff, and Dr. Robinson shall vest, cumulatively, as to one-fourth of the shares of Common Stock subject to the option on May 11 of each of 2002, 2003, 2004 and 2005.

Summary of Compensation

     The following table sets forth the cash and non-cash compensation for the three (3) fiscal years ended December 31, 2001, earned by the Company’s Chief Executive Officer and each of its other executive officers whose Annual Compensation in a fiscal year exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

				Long-Term
				Compensation
				Awards

		Annual Compensation		Securities	All Other
				Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Options(#)	($)(2)

John M. Siebert, Ph.D.	2001	292,398	—	—	10,452	(3)
President and	2000	271,635	171,212	100,000	11,613	(3)
Chief Executive Officer	1999	259,393	107,906	25,000	10,413	(3)

John Hontz, Ph.D.	2001	209,877	—	—	10,376	(3)
Vice President, Research and	2000	190,263	95,700	100,000	4,599
Development/Operations	1999	158,798	39,593	25,000	1,543

David A. Feste (5)	2001	172,958	—	75,000	8,638	(4)
Vice President, Chief Financial	2000	119,214	52,200	136,000	1,264
Officer and Secretary

(1)	Except as otherwise noted, the bonus amounts are comprised of bonuses earned at the discretion of the Compensation Committee pursuant to the Company’s executive bonus plan.

(2)	Except as otherwise noted, represents Company matching contributions under the Company’s 401(k) retirement plan and premiums paid by the Company for group term life insurance.

(3)	Includes $7,800 of car allowance paid by the Company.

(4)	Includes $6,050 of car allowance paid by the Company.

(5)	Mr. Feste joined the Company as Vice President, Chief Financial Officer and Secretary in February 2000.

STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under the CIMA LABS INC. Equity Incentive Plan, as amended and restated (the “EIP”), and the CIMA LABS INC. 2001 Stock Incentive Plan (the “2001 Plan”). As of December 31, 2001, options to purchase a total of 1,744,468 shares were outstanding under the EIP and the 2001 Plan and options to purchase 1,037,335 shares remained available for grant thereunder.

     The following tables show, for the year ended December 31, 2001, certain information regarding options granted to, exercised by, and held at December 31, 2001, by the Named Executive Officers:

Option Grants in Last Fiscal Year

						Potential Realizable
Individual Grants						Value at Assumed
						Annual Rates of Stock
	Number of Shares		% of Total Options			Price Appreciation for
	Underlying		Granted to	Exercise Price		Option Term(4)
	Options		Employees in Fiscal	per	Expiration
Name	Granted(1)		Year(2)	Share($)(3)	Date	5%	10%

David A. Feste	75,000	(5)	9.41%	$66.00	5/11/2011	$3,113,028	$7,889,025

(1)	All options are granted under the EIP and the 2001 Plan.

(2)	Based on options to purchase 797,046 shares of the Company’s Common Stock granted in 2001.

(3)	All options were granted at 100% of the fair market value of the Common Stock on the date of grant.

(4)	Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a five-percent annual rate of appreciation in the Company’s Common Stock over the ten-year term of the option, and (ii) for the 10% column, a ten-percent annual rate of appreciation in the Company’s Common Stock over the ten-year term of the option, in each case without any discounting to net present value and before income taxes associated with the exercise. The 5% and 10% assumed rates of appreciation are based on the rules of the SEC and do not represent the Company’s estimate or projection of the future Common Stock price. The amounts in this table may not necessarily be achieved.

(5)	The option vests in three equal annual installments beginning on December 31, 2001.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Shares
			Underlying	Value of Unexercised
			Unexercised	In-the-Money Options
	Number of		Options Held at	Held at
	Shares		December 31, 2001	December 31, 2001
	Acquired	Value	(Exercisable/	(Exercisable/
Name	on Exercise	Realized (1)	Unexercisable)	Unexercisable) (2)

John M. Siebert	42,000	$2,510,730	281,857/137,143	$8,789,694/$2,770,219
John Hontz	50,010	3,211,556	85,489/137,501	2,067,427/2,878,469
David A. Feste	21,667	965,281	25,000/144,333	0/1,867,437

(1)	Amount actually realized with respect to the sale of shares acquired through the exercise of options and with respect to all other shares, the market value on the date of exercise of shares covered by options exercised, less the option exercise price.

(2)	Based on the fair market value of the Company’s Common Stock at December 31, 2001 of $36.150 per share minus the exercise price of the options.

EMPLOYMENT AGREEMENTS

     John M. Siebert has entered into an employment agreement with the Company whereby the Company agreed to employ Dr. Siebert as President and Chief Executive Officer of the Company until January 1, 2004. Under the terms of the agreement, Dr. Siebert’s annual base salary was set at $305,000 as of January 1, 2001. Dr. Siebert receives annual salary increases of 5% per year on January 1st for each year of the agreement. In addition, the agreement provides that Dr. Siebert will be paid a cash incentive bonus of up to 70% of his salary upon the Company’s achievement of certain objectives and is entitled to participate in all of the Company’s employee benefit programs. Pursuant to the agreement, the Company also issued to Dr. Siebert an incentive stock option to purchase 100,000 shares of Common Stock with the exercise price set at 100% of the fair market value on the date of grant. In the event of a change of control of the Company which leads to the termination of Dr. Siebert’s position, the requirement of Dr. Siebert to relocate more than 100 miles or a substantial change in responsibilities which effectively removes Dr. Siebert from his position, Dr. Siebert will receive twelve months of compensation or the remainder of his compensation under the agreement, whichever is longer (less amounts received in a subsequent job during such period), and a minimum cash bonus of $150,000 per year for each year remaining under the agreement for which he has not already received a bonus. Pursuant to the agreement, the Company pays Dr. Siebert a car allowance of $650 per month. The agreement contains standard provisions regarding the protection of confidential information, a one-year covenant not to compete and a covenant not to recruit. On March 18, 2002, Dr. Siebert announced that he will retire from the Company at the end of 2003. Our Board of Directors has appointed a search committee to identify and recruit a new President and Chief Executive Officer. At the appointment of his successor, Dr. Siebert will become the Chairman of the Board of Directors and will serve as Chairman until December 31, 2003.

     John Hontz has entered into an employment agreement with the Company whereby the Company agreed to employ Dr. Hontz as Chief Operating Officer of the Company until September 1, 2004. Under the terms of the agreement, Dr. Hontz’s annual base salary was set at $220,000 as of September 1, 2000. Dr. Hontz receives annual salary increases of not less than 5% per year on September 1st for each year of the agreement. In addition, the agreement provides that Dr. Hontz will be paid a cash incentive bonus of up to 50% of his salary upon the Company’s achievement of certain objectives and is entitled to participate in all of the Company’s employee benefit programs. Pursuant to the agreement, the Company also issued to Dr. Hontz an incentive stock option to purchase 100,000 shares of Common Stock with the exercise price set at 100% of the fair market value on the date of grant. In the event of a change of control of the Company which leads to the termination of Dr. Hontz’s position, the requirement of Dr. Hontz to relocate more than 100 miles or the material diminution in responsibilities which effectively removes Dr. Hontz from his position, Dr. Hontz will receive twelve months of compensation or the remainder of his compensation under the agreement, whichever is longer (reduced by 50% of any gross compensation earned in connection with any employment during such period). Pursuant to the agreement, the Company pays Dr. Hontz a car allowance of $650 per month. The agreement contains standard provisions regarding the protection of confidential information, a one-year covenant not to compete and a covenant not to recruit.

     David Feste has entered into an employment agreement with the Company whereby the Company agreed to employ Mr. Feste as Chief Financial Officer of the Company until January 1, 2004. Under the terms of the agreement, Mr. Feste’s annual base salary was set at $185,000 as of January 1, 2001. Mr. Feste receives annual salary increases of not less than 5% per year on January 1st for each year of the agreement. In addition, the agreement provides that Mr. Feste will be paid a cash incentive bonus of up to 50% of his salary upon the Company’s achievement of certain objectives and is entitled to participate in all of the Company’s employee benefit programs. Pursuant to the agreement, the Company also issued to Mr. Feste an incentive stock option to purchase 75,000 shares of Common Stock with the exercise price set at 100% of the fair market value on the date of grant. In the event of a change of control of the Company which leads to the termination of Mr. Feste’s position, the requirement of Mr. Feste to relocate more than 100 miles, a substantial change in responsibilities which effectively removes Mr. Feste from his position or Mr. Feste’s ability to demonstrate that his employment was terminated in connection with a change of control, Mr. Feste will receive a cash payment equal to two times his average annual base salary and bonus and will be entitled to two years of health, disability and life insurance benefits. The Company also agreed to accelerate any of Mr. Feste’s stock options, which would otherwise have vested on or before January 1, 2004 if Mr. Feste is terminated without cause, as defined in the agreement. Pursuant to the agreement, the Company pays Mr. Feste a car allowance of $550 per month. The agreement contains standard provisions regarding the protection of confidential information, a one-year covenant not to compete and a covenant not to recruit.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the “Committee”) is currently composed of four non-employee directors: Messrs. Glarner (Chairman), Chappell and Cosler, and Dr. Robinson.

     The Committee is responsible for setting and administering the compensation policies, annual executive officer compensation, making recommendations on potential bonus and stock option plans, granting bonuses and recommending to the Board of Directors grants of stock options to executive officers.

Compensation Philosophy

     The goals of the Company’s compensation program are to align compensation with business objectives and performance and to ensure the compensation program is sufficient to attract, motivate and retain executives of outstanding ability, potential and drive commensurate with the size and innovative development requirements of the Company. Key elements of this philosophy are:

•	The Company pays competitively with comparable pharmaceutical companies with which the Company competes for talent. To ensure that pay is competitive, the Company compares its pay practices with these companies and sets its pay parameters based in part on this review.

•	The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	The Company provides significant equity-based incentives for executives to ensure that they are motivated over the long-term to respond to the Company’s business challenges.

     The Committee endeavors to balance Company needs and values with the employees’ needs and believes that it is important that the Committee maintain this relationship.

Base Salary

     The base salaries of the executive officers are determined initially on the basis of one or more salary surveys conducted by third parties as well as surveys of pharmaceutical companies both nationally and more specifically in the Midwest, obtained from public information such as filings with the Securities and Exchange Commission and surveys conducted by technical analysts at financial institutions. Based upon such surveys, the executive officers’ salaries are set within the ranges of the surveys targeted at the median. The exact level of base salary is determined after the Committee considers the experience and capability of the executive officer, the level of responsibility, and the needs of the Company.

Performance Compensation

     Corporate and individual goals are used to establish the basis for annual performance compensation awards. During the first quarter of each year, the President and Chief Executive Officer establishes corporate and individual objectives and assigns relative weights to each of such goals. At the end of the year, results are compared to such objectives, which are then used to develop final bonus and stock option recommendations to the Committee for the executive officers. Recommended awards are reviewed by the Committee generally in the last quarter of the plan year based on these corporate and individual performance objectives, and must be approved by the Committee prior to being granted or, in the case of stock options, recommended to the Board of Directors by the Committee and subsequently approved by the Board of Directors.

Stock Options

     The President and Chief Executive Officer makes recommendations to the Committee regarding grants of stock options to the executive officers based on performance against individual and corporate objectives as well as surveys conducted by technical analysts at financial institutions based on public knowledge of other small companies. The Committee reviews these recommendations and performance against corporate objectives, as well as such surveys, and recommends to the Board of Directors grants of stock options to the executive officers. Such recommendation of grants may vary from the recommendation of the President and Chief Executive Officer as the Committee determines based on their knowledge and experience as well as other factors they deem relevant. The Committee views grants of stock options as incentives for performance and, as a result, current holdings are considered in recommending grants of additional stock options.

Compensation of Chief Executive Officer

     Dr. Siebert’s salary, potential bonus and stock option grants are set forth in an employment agreement between the Company and Dr. Siebert, which was negotiated on behalf of the Board of Directors by Mr. Glarner at the direction of the Committee with due regard to Dr. Siebert’s knowledge, experience, competitive salary information and market conditions at the time. The Employment Agreement is in the second year of its three-year term. Pursuant to the Employment Agreement, Dr. Siebert’s salary for 2001 was $304,082 before pretax salary reductions for contributions to the Company’s 401-K retirement and cafeteria plans. Dr. Siebert did not earn a bonus or a stock option grant in 2001. Bonuses and stock option grants in future years will be at the discretion of the Committee, provided that Dr. Siebert meets certain minimums established by the Committee in the case of bonuses. The Compensation Committee determined that the Company’s fiscal year 2001 overall corporate financial performance did not warrant payment of a cash bonus to any executive officer, including the CEO, for fiscal year 2001.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee, comprised of independent, outside directors, is responsible for establishing and administering the Company’s policies involving the compensation of executive officers. No employee of the Company serves on the Committee. During fiscal 2001 the members of the Committee were Messrs. Glarner (Chairman), Chappell and Cosler, and Dr. Robinson. The Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.

The Compensation Committee: Terrence W. Glarner, Chairman John F. Chappell Steven D. Cosler Joseph R. Robinson, Ph.D.

Performance Graph

     The following stock performance graph compares the cumulative total stockholder return on the Company’s Common Stock (“CIMA LABS”), the Total Return Index for NASDAQ Pharmaceutical Stocks (the “NASDAQ Pharmaceuticals”) and the Total Return Index for the NASDAQ Stock Market (the “NASDAQ Total Market”) for the five years ending December 31, 2001. Cumulative total stockholder return includes stock price appreciation and reinvested dividends, if any. No dividends have ever been paid on the Company’s Common Stock, but some of the companies included in the calculation of the NASDAQ Pharmaceuticals and the NASDAQ Total Market have paid dividends, which are assumed reinvested for purposes of calculating these indices.

Comparison of Five-Year Cumulative Total Return *
CIMA LABS, the NASDAQ Pharmaceuticals
and the NASDAQ Total Market

	12/96	12/97	12/98	12/99	12/00	12/01

CIMA LABS	$100.00	$69.39	$42.86	$213.27	$1,062.25	$590.20
NASDAQ Pharmaceuticals	$100.00	$103.05	$130.81	$246.64	$307.65	$262.17
NASDAQ Total Market	$100.00	$122.48	$172.68	$320.89	$193.01	$153.15

* Assumes that the value of the investment in CIMA and each index was $100 on December 31, 1996 and that all dividends, if any, were reinvested.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board has selected Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 1986. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider its selection. Even if the selection is ratified, the Audit Committee may recommend, and the Board in its discretion may direct, the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors Recommends a Vote in Favor of Proposal 2.

CERTAIN TRANSACTIONS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director for such liabilities permitted under Delaware law, to the full extent permitted under Delaware law, subject to certain limitations.

OTHER MATTERS

     The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgment.

     Shareholders who wish to obtain an additional copy of the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2001, may do so without charge by writing to David A. Feste, Vice President, Chief Financial Officer and Secretary, at the Company’s Offices, 10000 Valley View Road, Eden Prairie, Minnesota 55344.

By Order of the Board of Directors

/s/ David A. Feste David A. Feste

Secretary

April 15, 2002

EXHIBIT A

CIMA LABS INC.

Audit Committee Charter
(as of March 12, 2002)

Purpose

     There shall be an Audit Committee of the Board of Directors of CIMA LABS INC., a Delaware corporation (the “Company”) to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors.

     The Committee shall have responsibility to oversee the Company’s management and outside auditors in regard to corporate accounting and financial reporting. The Committee has the authority to conduct any investigation it deems appropriate, with full access to all books and records, facilities, personnel and outside advisors of the Company. The Committee is empowered to retain outside counsel, auditors or other experts in its discretion.

Organization

     The Committee shall consist of at least three directors. Each director appointed to the Committee shall:

a)	not be disqualified from being an “independent director” within the meaning of Rule 4200 of the NASD Manual, and shall have no relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment; and

b)	be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. If a director is not capable of understanding such fundamental financial statements, he or she must become able to do so within a reasonable period of time after appointment to the Committee.

     The Chairman of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the Chairman’s financial sophistication.

Responsibilities

     The Committee recognizes that the preparation of the Company’s financial statements and other financial information is the responsibility of the Company’s management and that the auditing, or conducting limited reviews, of those financial statements and other financial information is the responsibility of the Company’s outside auditors. The Committee’s responsibility is to oversee the financial reporting process.

     The Company’s management, and its outside auditors, in the exercise of their responsibilities, acquire greater knowledge and more detailed information about the Company and its financial affairs than the members of the Committee. Consequently, the Committee is not responsible for providing any expert or other special assurance as to the Company’s financial statements and other financial information or any professional certification as to the outside auditors’ work, including without limitation their reports on and limited reviews of, the Company’s financial statements and other financial information. In addition, the Committee is entitled to rely on information provided by the Company’s management and the outside auditors with respect to the nature of services provided by the outside auditor and the fees paid for such services.

     In carrying out its oversight responsibilities, the Committee shall:

a)	review and reassess the adequacy of the Audit Committee Charter annually;

b)	require that the outside auditors provide the Committee with a formal written statement delineating all relationships between the outside auditors and the Company, consistent with Independence Standards Board Standard No. 1, and discuss with the outside auditors their independence;

c)	actively engage in a dialogue with the outside auditors regarding any disclosed relationships or services that may impact the objectivity and independence of the outside auditors;

d)	take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors;

e)	review and consider the matters identified in Statement on Auditing Standards No. 61 with the outside auditors and management;

f)	review with management and the outside auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

g)	review with the outside auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to the letter. Such review should include:

(1)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management;

(2)	any changes required in the planned scope of the internal audit; and

(3)	the internal audit department responsibilities, budget and staffing;

h)	prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

i)	review and discuss the Company’s audited financial statements that are to be included in the Company’s Form 10-K with the outside auditors and management (including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements) and determine whether to recommend to the Board of Directors that the financial statements be included in the Company’s Form 10-K for filing with the Securities and Exchange Commission;

j)	review an analysis prepared by management and the outside auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 Letters;

k)	review with management and the outside auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements;

l)	review with management and the outside auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the outside auditor’s reviews of the quarterly financial statements;

m)	review, or the Committee’s Chairman shall review, any matters identified by the outside auditors pursuant to Statement on Auditing Standards No. 71 regarding the Company’s interim financial statements. Any such review shall occur prior to the filing of such interim financial statements on the Company’s Form 10-Q;

n)	review the terms of proposed engagements of the outside auditors relating to services to the Company (other than those services rendered in respect of the audit or review of the Company’s annual or quarterly financial statements) prior to such engagements;

o)	approve the retention of the outside auditor for any non-audit service and the fee for such service;

p)	consider whether the provision of the services by the outside auditors (other than those services rendered in respect of the audit or review of the Company’s annual or quarterly financial statements) is compatible with maintaining the outside auditor’s independence;

q)	recommend to the Board guidelines for the Company’s hiring of employees of the outside auditor who were engaged on the Company’s account;

r)	review the appointment and replacement of the senior internal auditing executive;

s)	review the significant reports to management prepared by the internal auditing department and management’s responses;

t)	meet with the outside auditor prior to the audit to review the planning and staffing of the audit; and

u)	meeting at least quarterly with the chief financial officer, the senior internal auditing executive and the outside auditor in separate executive sessions.

     The outside auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders. The Board and the Committee have ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors, and, if applicable, to nominate the outside auditors to be proposed for approval by the shareholders in any proxy statement.

CIMA LABS INC.

ANNUAL MEETING

Wednesday, June 5, 2002
3:00 p.m. Central Daylight Time

CIMA LABS INC.
10000 Valley View Road
Eden Prairie, Minnesota

CIMA LABS INC. 10000 Valley View Road, Eden Prairie, Minnesota 55344	Proxy

This Proxy is solicited on behalf of the Board of Directors.

By signing this proxy, you revoke all prior proxies and appoint John M. Siebert, Ph.D. and David A. Feste, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of CIMA LABS INC. (the “Company”) held of record by the undersigned on April 8, 2002, at the Annual Meeting of Stockholders of the Company to be held on June 5, 2002 or at any adjournment thereof.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

See reverse for voting instructions.

- Please detach here -

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.     Election of directors:

01 John M. Siebert, Ph.D.	02 Terrence W. Glarner

03 Steven B. Ratoff	04 Joseph R. Robinson, Ph.D.

05 John F. Chappell	06 Steven D. Cosler

Vote FOR all nominees (except as marked to the contrary below)	Vote WITHHELD for all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.     Ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending         December 31, 2002.

For	Against	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH ITEM. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box
Indicate changes below:

Date ________________________________

Signature(s) in Box
Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.